SPD Control Systems Corp. Licenses its
                Automotive Intellectual Property

Tuesday, February 8, 2011



It gives us great pleasure to announce that Daimler AG, the manufacturer of Mercedes-Benz and other premium vehicles, has licensed a package of intellectual property (IP) for automotive electronic controllers of suspended particle device
(SPD) automotive products. This package contains electronics
IP that was developed by SPD Control Systems Corporation (SCSC) and Research Frontiers Inc. (Nasdaq: REFR), developer of SPD light-control technology, which our two companies licensed jointly to Daimler. The Daimler electronics SPD license provides for a royalty covering all Daimler cars, trucks and other vehicles utilizing the licensed IP.


[Link to Research Frontiers Inc. (RFI) Press Release]


At its 125th anniversary celebration in Stuttgart, Germany on January 29, 2011, Daimler AG premiered the 2012 Mercedes-Benz SLK which features the new "MAGIC SKY CONTROL" panoramic sunroof. This revolutionary sunroof is made with SPD-SmartGlass. Two important features of the MAGIC SKY CONTROL roof are the electronically tintable SPD-SmartGlass that changes from dark to clear instantly, and the fact that this glass is capable of keeping the vehicle up to 10 degrees C cooler when exposed to the hot sun.


SPD-SmartGlass uses a thin film containing nanoparticles that allows users to instantly and precisely control light, heat and glare. Our licensor, Research Frontiers, has spent over $80 million to develop this technology, and has licensed it to 39 companies around the world. These licensees include some of the world's major chemical companies and most of the world's automotive glass production. SCSC's role is to supply electronics products and intellectual property to these licensees and their customers. Because SPD-Smart technology has key performance advantages over other technologies, such as fast switching speeds that permit real-time response by the glass to electrical inputs, functionality and energy savings can be optimized by the intelligent use of electronics to control this remarkable glass.

Just like an operating system is a key part of a computer, providing the intelligence to unleash its power, so too is the potential for intelligent electronics to unleash the many benefits of SPD-Smart light-control technology. For example, energy loads and climate control can be optimized in an office or a vehicle using intelligent electronics to control the SPD-SmartGlass. This can save energy, increase occupant comfort and safety, reduce CO2 emissions, and maximize the benefits of daylight harvesting. Air conditioners in cars can be made smaller and HVAC systems in buildings can be made to take up less space and use less energy, thus saving money and increasing revenues to building owners since it provides more design freedom and can increase rentable space.


In August 2010 the U.S. Patent Office granted SCSC a comprehensive electronics patent for controllers that operate SPD-Smart dynamic tinting windows. SCSC currently has 4 domestic and international patents pending and will be filing additional patents. These patents cover the electronic control of SPD technology in automobiles, boats, aircraft, commercial buildings and residential homes.

Licensing of our IP is only one part of SCSC's business.
We also are focused on the sale of controllers to auto manufacturers as well as the automotive aftermarket.
The company anticipates that another significant market will be in the worldwide sale of electronic controllers and energy management control systems for the commercial and residential architectural marketplace. SCSC recently successfully completed work under a contract from the New York State Energy Research and Development Authority
(NYSERDA) and demonstrated a prototype of a sophisticated
SPD Building Energy Management Control System (BEMCS).
Our BEMCS, using wireless technology and our TintMaker controllers, enables all of the windows in a residence or commercial building to have "building intelligence."
This will optimize energy utilization of buildings, improve occupant comfort and productivity, enhance aesthetics, and support sustainable building design.
The building's windows are controlled manually and automatically.


John Petraglia, CEO of SCSC, states: "SCSC has achieved key milestones in our drive to become a major supplier of products and services in the global SPD marketplace. First, SCSC's broad patent was granted that protects our products. Our next milestone was the completion our first licensing agreement, which signals industry recognition of our leadership in the electronics segment of the emerging SPD industry. These two milestones allow
SCSC to continue our aggressive efforts to accelerate the use of our leading-edge SPD-Smart products and design services. As SPD-SmartGlass is adopted by other automotive manufacturers, we anticipate additional licensing and controller sales."

Jay Moskowitz, Chairman and Founder of SCSC, noted, "SCSC was created to deliver sophisticated state-of-the-art electronic control and energy management systems for the automotive, aerospace, architectural and marine marketplaces. Our patent portfolio reflects the integration of technologies to deliver feature-rich and flexible electronic controls wherever
SPD-SmartGlass is being utilized. The
licensing of our IP to a leading automotive company is a major step in achieving our corporate goals of providing comprehensive control systems that will realize the energy conservation and user satisfaction potential of SPD-Smart light-control technology."


For inquiries please contact:


SPD Control Systems Corporation
CEO & President
John Petraglia
Center for Wireless and information Technology (CEWIT)
Stony Brook University Research & Development Park
1500 Stony Brook Road
Stony Brook, NY 11894-6040
info@spdControlSystems.com


"SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.

"Magic Sky Control" and "Mercedes-Benz" are trademarks of Daimler AG.

"TintMaker" is a trademark of SPD Control
Systems Corporation